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For Further Information:

AT OLD REPUBLIC:	AT FINANCIAL RELATIONS BOARD:
A.C. Zucaro Chairman & CEO (312) 346-8100	Scott Eckstein Analysts/Investors (212) 827-3766 seckstein@mww.com

FOR IMMEDIATE RELEASE	NYSE: ORI
MONDAY, DECEMBER 3, 2012

OLD REPUBLIC REPORTS NORTH CAROLINA DEPARTMENT OF
INSURANCE ISSUANCE OF A FINAL ORDER APPROVING THE FLAGSHIP
MORTGAGE GUARANTY SUBSIDIARY’S CORRECTIVE PLAN

CHICAGO – December 3, 2012 - Old Republic International Corporation (NYSE: ORI) today announced that the North Carolina Department of Insurance (“NCDOI”) has now issued a Final Order approving the Corrective Plan (“the  Plan”) submitted by its Mortgage Guaranty subsidiary on September 14, 2012.  The subsidiary, Republic Mortgage Insurance Company (“RMIC”), filed the Plan to effect a run-off of its insurance in force business with the following major objectives:

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Provide for the payment of all valid claims settled on January 19, 2012 and thereafter in cash with respect to 60% of the total claim amounts, and with a Deferred Payment Obligation (“DPO”) for the remaining 40% which will be retained in claim reserves until a future pay-out date;

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Authorize RMIC to continue with its management of the DPO-based run-off plan during an estimated ten year period ending on December 31, 2021.  During this period RMIC would remain within ORI’s ownership and control, as well as under NCDOI regulatory supervision as has been the case since January of this year.

The Final Order results from a Hearing held on October 16, 2012 by the NCDOI for consideration of the above-noted Corrective Plan.  At the Hearing the Plan was admitted into evidence as were the testimonies of NCDOI representatives and a senior RMIC executive.  Intervenors representing major stakeholders in RMIC’s mortgage guaranty policies also attended the Hearing.  The stakeholders did not introduce any witnesses or evidence in opposition to the Corrective Plan.

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The approval of the Plan notwithstanding, the NCDOI retains its regulatory supervisory powers to review and amend the terms of the Plan in the future as circumstances may warrant.

In making the announcement, A. C. Zucaro, Old Republic’s chairman and chief executive officer, stated that “The approval of RMIC’s Corrective Plan affords necessary stability and support for an orderly and economically effective run-off of RMIC’s mortgage guaranty book of business.  We have a very good operating platform and, most importantly, a highly qualified group of associates dedicated to achieving the run-off objectives within limits of RMIC’s own financial resources.  Moreover, the retention of RMIC’s ownership for an extended future period will lend further support to those objectives, and be conducive to the stable management of Old Republic’s consolidated capitalization.”

The complete Final Order and the approved RMIC Corrective Plan have been posted on ORI’s (www.oldrepublic.com) and RMIC’s (www.rmic.com) websites.

About Old Republic

Chicago-based Old Republic International Corporation is one of the nation's 50 largest publicly held insurance organizations. Its most recent financial statements reflect consolidated assets of approximately $16.18 billion and common shareholders' equity of $3.69 billion, or $14.22 per share. Its current stock market valuation is approximately $2.75 billion, or $10.45 per share.

The Company is organized as an insurance holding company whose subsidiaries actively market, underwrite, and provide risk management services for a wide variety of coverages mostly in the general and title insurance fields. A long-term interest in mortgage guaranty and consumer credit indemnity lines has devolved to a run-off operating mode in recent times.

The nature of Old Republic's business requires that it be managed for the long run. For the 25 years ended in 2011, the Company's total market return, with dividends reinvested, has grown at a compounded annual rate of 9.1 percent per share. For the same period, the total market return, with dividends reinvested, for the S&P 500 Index has grown at a 9.3 percent annual compound rate. During those years, Old Republic's shareholders' equity account, inclusive of cash dividends, has risen at an average annual rate of 10.8 percent per share, and the regular cash dividend has grown at a 10.0 percent annual compound rate. According to the most recent edition of Mergent's Dividend Achievers, Old Republic is one of just 94 companies, out of 10,000-plus publicly held U.S. corporations, that have posted at least 25 consecutive years of annual dividend growth.

For the latest news releases and other corporate documents on
Old Republic International visit www.oldrepublic.com

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